As filed with the U.S. Securities and Exchange Commission on February 3, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BANZAI INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-3118980
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

435 Ericksen Ave, Suite 250

Bainbridge Island, Washington 98110

(206) 414-1777

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph Davy

Banzai International, Inc.

435 Ericksen Ave, Suite 250

Bainbridge Island, Washington 98110

Tel: (206) 414-1777

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Louis Taubman, Esq.

Hunter Taubman Fischer & Li, LLC

950 Third Avenue, 19th Floor

New York, NY 10022

212- 530-2206

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED February 3, 2026

Up to 149,064 Shares of Class A Common Stock

227,927 shares of Class A Common Stock underlying Convertible Notes

Common Warrants to Purchase up to 189,689 shares of Class A Common Stock

Pre-Funded Warrants to Purchase up to 135,362 shares of Class A Common Stock

Up to 189,689 shares of Class A Common Stock underlying the Common Warrants

Up to 135,362 shares of Class A Common Stock underlying the Pre-Funded Warrants

Banzai International, Inc.

This prospectus covers the resale by certain selling stockholders described herein (collectively, the “Selling Stockholders”) of up to : (i) 61,327 shares of the Company’s Class A Common Stock, par value $0.0001 (the “Common Stock” or “Class A Common Stock”) consisting of shares of Class A Common Stock issuable pursuant to those certain securities purchase agreements between the Company and each of Alco Investment Company (“Alco”) (a related party) and CP BF Lending, LLC c/o Columbia Pacific Advisors (“CP BF”), dated as of September 19, 2024 and September 23, 2024, respectively, as well as a side letter between the Company and CP BF dated September 5, 2024; (ii) 87,737 shares of Class A Common Stock issued or issuable pursuant to the Debt Equitization Plan described elsewhere herein; (iii) 227,927 shares of Class A Common Stock underlying a convertible note issued to CP BF (the “Note”); (iv) common warrants to purchase up to 189,689 shares of Class A Common Stock, (the “Common Warrants”); and (v) Pre-Funded Warrants to purchase up to 135,362 shares of Class A Common Stock to those purchasers whose purchase of shares of Class A Common Stock would have resulted in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 19.99%) of our outstanding Class A Common Stock immediately following the closing of such purchaser’s transaction, in lieu of shares of Class A Common Stock that would result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 19.99%) of our outstanding Class A Common Stock. Each share of our Class A Common Stock, or pre-funded warrant in lieu thereof (the “Pre-Funded Warrants”), is being sold together with a Common Warrant. The shares of Class A Common Stock and Common Warrants are immediately separable and will be issued separately in this offering but must be purchased together in this offering. Each Pre-Funded Warrant is being offered together with a Common Warrant. The Pre-Funded Warrants and Common Warrants are immediately separable and will be issued separately in this offering but must be purchased together in this offering. For each Pre-Funded Warrant that we sell, the number of shares of Class A Common Stock we are offering will be reduced on a one-for-one basis.

The Selling Stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their Class A Common Stock on any stock exchange, market, or trading facility on which the Class A Common Stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We will not receive any of the proceeds from the sale or other disposition of the Class A Common Stock by the Selling Stockholders, but we will bear all costs, fees, and expenses in connection with the registration of the Class A Common Stock offered by the Selling Stockholders. The Selling Stockholders will bear all commissions or discounts, if any, attributable to the sale of the Class A Common Stock offered for resale through this prospectus. However, we may receive the proceeds from any exercise of the Warrants if the holders do not exercise them on a cashless basis, of which there is no guarantee. See “Use of Proceeds.” For information regarding the Selling Stockholders and the times and manner in which they may offer or sell the Class A Common Stock, see “Selling Stockholders” and “Plan of Distribution.”

Our Class A Common Stock is listed on the Nasdaq Capital Market under the symbol “BNZI.” On January 28, 2026, the last reported sale price of our Class A Common Stock on Nasdaq was $1.27 per share. Our warrants, each exercisable for one share of Common Stock at a price of $5,750 per share, originally issued in our initial public offering (the “Public Warrants”), are currently listed on The Nasdaq Capital Market under the symbol “BNZIW.”

As of January 28, 2026, the aggregate market value of our Class A Common Stock held by non-affiliates was $16.6 million, based on 13,103,486 shares of outstanding Class A Common Stock held by non-affiliates and the closing price of $1.27 on January 28, 2026.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 14 of this prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 3, 2026.

STATEMENT PURSUANT TO RULE 429

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement on Form S-3 (the “Registration Statement”) of Banzai International, Inc. (the “Company” or “Banzai”) is a combined prospectus relating to the Existing Registered Securities (as defined below) which were previously registered on registration statements (i) Form S-1 (File No. 333-282306) filed with the Securities and Exchange Commission (the “SEC”) on September 24, 2024, as amended by Pre-Effective Amendment No. 1 to Form S-1 filed with the SEC on October 7, 2024, and as declared effective by the SEC on October 10, 2024 and (ii) Form S-1 (File No. 333-282680) filed with the SEC on October 16, 2024 and as declared effective by the SEC on November 12, 2024 (collectively, as so amended and supplemented, the “Existing Registration Statements”).

The Existing Registration Statements registered the offer and sale from time to time by the selling securityholders named therein (the “Initial Selling Holders”) of certain securities issued by the Company consisting of (collectively, the “Existing Registered Resale Securities”):

(i)	61,327 shares of Class A Common Stock pursuant to those certain securities purchase agreements between the Company and each of Alco Investment Company (“Alco”) (a related party) and CP BF Lending, LLC c/o Columbia Pacific Advisors (“CP BF”), dated as of September 19, 2024 and September 23, 2024, respectively, as well as a side letter between the Company and CP BF dated September 5, 2024;
(ii)	227,927 shares of Class A Common Stock underlying the Note;
(iii)	common warrants to purchase up to 189,689 shares of Class A Common Stock, (the “Common Warrants”);
(iv)	Pre-Funded Warrants to purchase up to 135,362 shares of Class A Common Stock to those purchasers whose purchase of shares of Class A Common Stock would have resulted in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 19.99%) of our outstanding Class A Common Stock immediately following the closing of such purchaser’s transaction, in lieu of shares of Class A Common Stock that would result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 19.99%) of our outstanding Class A Common Stock. Each share of our Class A Common Stock, or pre-funded warrant in lieu thereof (the “Pre-Funded Warrants”), is being sold together with a Common Warrant; and,
(v)	87,737 shares of Class A Common Stock issued or issuable pursuant to the Debt Equitization Plan described elsewhere herein.

Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement also constitutes a post-effective amendment to the Existing Registration Statements (the “Post-Effective Amendments”), and such Post-Effective Amendments shall become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act. In addition to combining the prospectuses included in the Existing Registration Statements, the Post-Effective Amendment is being filed on Form S-3 by the Company to convert the Existing Registration Statements into a registration statement on Form S-3.

All applicable filing fees payable in connection with the Existing Registration Statements were paid by us at the time of the filing of the Existing Registration Statements.

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Neither we nor the Selling Stockholders have authorized any other person to provide you with different or additional information other than that contained in this prospectus. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. We and the Selling Stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations, and/or prospects may have changed since those dates. You should also read this prospectus together with the additional information described under “Where You Can Find Additional Information” and “Incorporation of Documents by Reference.”

This prospectus may be supplemented from time to time to add, update, or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

For investors outside the United States: we have not, and the Selling Stockholders have not, taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“U.S. dollars,” “USD,” “$,” and “dollars” are to the legal currency of the United States;

●·	“the Company,” “Banzai,” “we,” “us,” “our” and similar terms refer to Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and its consolidated subsidiaries (including Legacy Banzai); and

●	“7GC” refers to our predecessor company prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions, or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus or incorporated herein by reference. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our securities, discussed under “Risk Factors,” before deciding whether to buy our securities.

Except as otherwise indicated, all references to our common shares, share data, per share data and related information depict the effect of the 1-for-10 reverse stock split of the shares of the Company’s Common Stock, effective as of July 8, 2025 (the “July Reverse Stock Split”), as if it had occurred at the beginning of the earliest period presented. The July Reverse Stock Split combined each ten shares of our outstanding common shares into one common share, without any change in the par value per share, and the July Reverse Stock Split correspondingly adjusted, among other things, the number of common shares issuable upon exercise of outstanding options and warrants and the exercise price of such options and warrants and shares issuable upon conversion of convertible securities. No fractional shares were issued in connection with the July Reverse Stock Split, and any fractional shares resulting from the July Reverse Stock Split were rounded to the nearest whole share.

Business Overview

Our Company

Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) is a Software as a Service (“SaaS”) company operating in the marketing technology (“MarTech”) industry. We provide our customers with tools to help them market and sell with greater efficiency and impact. To date, Banzai has supported over 140,000 global customers, including entrepreneurs and Fortune 500 companies. Our customers including RBC, Dell Technologies, New York Life, Thermo Fisher Scientific, Thinkific, and ActiveCampaign, and many other globally recognized brands.

Banzai grows in three ways: acquiring new customers through our sales and marketing efforts, expanding our platform through the development and acquisition of MarTech products, and cross-selling additional solutions to our existing customers. When evaluating acquisitions, we look for profitable businesses with customer profiles that align with our values and growth strategy. When considering additional products to purchase and offer, we look at customer satisfaction levels because we believe that is a good indicator of a product’s trajectory.

Our vision is to build a suite of mission-critical solutions that address a broad spectrum of customer needs. By integrating these tools, we aim to create efficiencies and unlock shared data and assets that power more advanced AI capabilities. Between the fourth quarter of 2024 and the second quarter of 2025, Banzai acquired two companies, ClearDoc, Inc. (d/b/a OpenReel) and Vidello, Ltd. Our platform currently includes several products, ranging across demand generation, webinar hosting, video creation and email newsletters.

We sell most of our products using a recurring subscription license model typical in SaaS businesses, with customer contracts that vary in term length from single months to multiple years. As of September 30, 2025, our customer base included over 4,590 customers operating in over 90 countries, across numerous different industries, including healthcare, financial services, e-commerce, technology, media and others. No single customer represents more than 10% of our revenue.

We were originally incorporated in Delaware in September 2020 as a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. Upon closing our initial business combination on December 14, 2023 (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022, with Banzai Operating Co LLC (f/k/a Banzai International, Inc.) (“Legacy Banzai”), 7GC Merger Sub I, Inc. (“First Merger Sub”), and 7GC Merger Sub II, LLC (“Second Merger Sub”) (as amended by the Amendment to Agreement and Plan of Merger, dated as of August 4, 2023, the “Merger Agreement”), we acquired Legacy Banzai. Legacy Banzai operates under the name “Banzai Operating Co Inc.” (the “Operating Company”) and is one of our two wholly owned subsidiaries. Legacy Banzai was incorporated in Delaware in September 2015. Our business operations are currently conducted by the Operating Company and two of our subsidiaries, OpenReel and Vidello.

The rights of holders of our Class A Common Stock and the warrants issued pursuant to our initial public offering (the “Public Warrants”) are governed by our second amended and restated certificate of incorporation, as amended (the “Charter”), our second amended and restated bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”), and, in the case of the Public Warrants, the Warrant Agreement, dated December 22, 2020 (the “Warrant Agreement”), between 7GC and the Continental Stock Transfer & Trust Company, as the warrant agent.

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Our Corporate Structure

We were originally known as 7GC & Co. Holdings Inc. On December 14, 2023, 7GC consummated the Business Combination with Legacy Banzai pursuant to the Merger Agreement. In connection with the Closing of the Business Combination, 7GC changed its name to Banzai International, Inc. Legacy Banzai was deemed to be the accounting acquirer in the transactions based on an analysis of the criteria outlined in Accounting Standards Codification 805. While 7GC was the legal acquirer in the transactions, because Legacy Banzai was deemed the accounting acquirer, the historical financial statements of Legacy Banzai became the historical financial statements of the combined company upon the consummation of the transactions.

Our Securities

Our authorized share capital consists of 350,000,000 shares, consisting of 250,000,000 shares of Class A Common Stock, 25,000,000 shares of Class B common Stock, $0.0001 per share (the “Class B Common Stock”), 74,999,999 shares of Preferred Stock and 1 share of Series FE Preferred Stock. As of January 28, 2026, we have 13,299,779 shares of Class A Common Stock, 231,114 shares of Class B Common Stock, 0 shares of Preferred Stock and 1 share of Series FE Preferred Stock issued and outstanding, respectively. Holders of Class A Common Stock and Class B Common Stock have the same rights except for voting rights. In respect of matters requiring the votes of stockholders, each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10 votes. Except with respect to an amendment, alteration or repeal of any provisions of the current Certificate of Incorporation or the related Certificate of Designation that materially and adversely affects the rights, preferences or voting power of the Series FE Preferred Stock or as otherwise required by law, the Series FE Preferred Stock vote separately as a class, the Series FE Preferred Stock does not have any voting rights and is not convertible; the Series FE Preferred Stock does however contain certain preemptive rights and some protective provisions, both of which are in effect until December 2026.

The terms of the Pre-Funded Warrants provide that, absent shareholder approval, we cannot issue shares of Common Stock to any holder of a Pre-Funded Warrant upon the exercise thereof to the extent that the number of shares to be issued pursuant to such exercise, taken together with the number of shares issued pursuant to the merger we closed on December 18, 2024, (the “OR Merger”) with ClearDoc, Inc., a Delaware corporation doing business as OpenReel, pursuant to an Agreement and Plan of Merger (the “OR Merger Agreement”), dated December 10, 2024, by and among the Company, OpenReel, certain stockholders of OpenReel and Banzai Reel Acquisition, Inc., a Delaware corporation and our wholly owned subsidiary, and the number of shares issued pursuant to the exercise of other Pre-Funded Warrants, would exceed 19.99% of number of shares of Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to the closing of the OR Merger. Our shareholders approved issuing all of the shares of Class A Common Stock underlying the Pre-Funded Warrants at a special meeting of shareholders on February 28, 2025.

The securities listed below are also outstanding as of January 28, 2026.

●	23,000 shares issuable upon exercise of outstanding Public Warrants with an exercise price of $5,750.00;

●	1,657 shares issuable upon exercise of the warrant issued on December 14, 2023 (the “GEM Warrant”), to GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”), with an exercise price of $3,407.25 per share, which will be adjusted downward to 105% of the per share consideration received in this offering pursuant to anti-dilution price protections contained within those warrants;

●	12,521 shares issuable upon exercise of outstanding stock options with a weighted average exercise price of $340.67 granted through January 28, 2026;

●	312,852 shares issuable upon vesting of outstanding restricted stock units granted through January 28, 2026;

●	2,236,509 shares issuable upon conversion of senior convertible notes with an exercise price of $2.50;

●	231,114 shares issuable upon conversion of outstanding shares of Class B Common Stock;

●	27,778 shares issuable upon exercise of outstanding Common Stock purchase warrants with an exercise price of $90 that were issued May 2024 pursuant to a “best efforts” offering of our Class A Common Stock (“Best Efforts Offering”);

●	1,667 shares issuable upon exercise of warrants issued to the placement agent of the Best Efforts Offering with an exercise price of $100 per share;

●	56,555 shares are issuable upon exercise of the CPBF Common Stock warrant with an exercise price of $2.50 per share;

●	133,134 shares are issuable upon exercise of the Alco Common Stock warrant with an exercise price of $40.20 per share;

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●	117,647 shares issuable upon exercise of outstanding Class A Common Stock purchase warrants that were issued on November 6, 2024, with an exercise price of $25.00;

●	117,647 shares issuable upon exercise of outstanding Class B Common Stock purchase warrants that were issued on November 6, 2024, with an exercise price of $25.00;

●	8,824 shares issuable upon exercise of warrants issued to the placement agent pursuant to the “PIPE” that closed in June 2025, with an exercise price of $53.13;

●	177,208 shares issuable upon exercise of Common Stock purchase of 3i LP warrants issued on June 30, 2025, with an exercise price of $2.50 as per exercise price adjusted and reset as of September 29, 2025;

●	50,157 shares issuable upon exercise of warrants issued to the financial advisor of 3i LP of the transaction that closed on June 30, 2025, with an exercise price of $3.4891;

●	176,000 shares issuable upon exercise of Common Stock purchase of 3i LP warrants issued on August 19, 2025, with an exercise price of $2.50 as per exercise price adjusted and reset as of September 29, 2025;

●	40,125 shares issuable upon exercise of warrants issued to the financial advisor of 3i LP of the transaction that closed on September 9, 2025, with an exercise price of $4.36;

●	200,000 shares issuable upon exercise of Common Stock purchase of 3i LP warrants issued on October 8, 2025, with an exercise price of $2.50;

●	63,636 shares issuable upon exercise of warrants issued to the financial advisor of 3i LP of the transaction that closed on October 8, 2025, with an exercise price of $3.13;

●	235,000 Class A common shares issuable upon conversion of 3i LP convertible notes with an exercise price of $2.50;

Recent Developments

On December 16, 2025, we entered into that certain Exchange Agreement (the “Exchange Agreement”), dated as of December 15, 2025, (the “Agile Effective Date”), by and among Agile Capital Funding, LLC, a New York limited liability company (“Collateral Agent”) and Agile Lending, LLC, a Virginia limited liability company (“Agile” or “Holder”), on the one hand, and the Company, on the other hand (the “Exchange”). Pursuant to the Exchange Agreement, the Company exchanged 232,786 shares (the “Exchange Shares”) of its Class A Common Stock, having an aggregate value of $284,000 (the “Note Exchange Amount”), valued at $1.22 per share, in exchange for a reduction in an equivalent amount to the Note Exchange Amount to that certain Subordinated Secured Promissory Note to Agile in the original principal amount of $4,000,000 (the “Agile Note”), with a balance of $1,495,375 as of December 11, 2025 (the “Note Balance”). In connection with the Exchange, the Company also entered into that certain Forbearance Agreement (“Forbearance Agreement,” together with the Exchange Agreement, the “Agile Transaction Documents”), dated as of December 15, 2025, by and among the Company, Agile and Collateral Agent, pursuant to which Agile has agreed to forbear from exercising its remedies with respect to certain events that would be considered Events of Default under the Agile Note, and to temporarily modify certain terms of the related loan agreement (the “Forbearance”), as of the closing date of the Exchange and the earlier of (i) March 30, 2026, and (ii) the date of any Forbearance Default, as defined in the Forbearance Agreement (the “Forbearance Period”).

As partial consideration for the Collateral Agent’s and Agile’s agreement for the Forbearance, the Company shall pay to Agile a forbearance fee of $628,057, in the form of an increase in the principal due under the Agile Note (the “Forbearance Fee”). The Forbearance Fee will cause the outstanding principal under the Agile Note to be increased from the Note Balance to $2,123,432 (the “New Note Balance”). If the Forbearance Agreement is terminated for any reason whatsoever, the principal due under the Agile Note shall be the New Note Balance, and the Forbearance Fee shall be deemed earned by Agile and paid accordingly. The Company also agreed to pay all of Agile’s reasonable costs and expenses, in an amount not to exceed $10,000.

Upon an Event of Default, as defined in the Forbearance Agreement, among other things, the Forbearance Period shall immediately cease, and Agile may commence foreclosure proceedings with respect to the collateral over which the Company granted Agile a security interest pursuant to the terms of the Forbearance Agreement.

The Transaction Documents contain customary representations and warranties and conditions regarding the Exchange and Forbearance.

The foregoing descriptions of the Exchange Agreement and the Forbearance Agreement are not complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are filed herewith as exhibits.

At The Market Offering

On August 27, 2025, we entered into an At The Market Offering Agreement (the “ATM Agreement”) with H.C. Wainwright & Co., LLC, as sales agent (the “Manager” or “Wainwright”), to sell our Class A Common Stock, from time to time, in an “at the market offering” program through Wainwright, with certain limitations on the amount of Class A Common Stock (the “ATM Shares”) that may be offered and sold thereunder. The sales, if any, of the ATM Shares made under the ATM Agreement will be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through Nasdaq or on any other existing trading market for the Company’s Class A Common Stock, directly to Wainwright as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law (the “ATM Offering”).

Offers and sales of the ATM Shares by the Company, if any, under the ATM Agreement, will be made through a prospectus supplement, dated August 27, 2025 and an accompanying base prospectus, dated August 8, 2025, contained therein (the “ATM Prospectus Supplement”), which ATM Prospectus Supplement forms a part of the Company’s shelf registration statement on Form S-3 (File 333-288908), as amended, initially filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on July 23, 2025 (the “Registration Statement”) and declared effective by the SEC on August 8, 2025.

Between October 1, 2025 and January 28, 2026, the Company issued 2,555,762 shares under the ATM Agreement for net proceeds of approximately $4,021,985. The aggregate market value of the shares of Class A Common Stock eligible for sale under the ATM Prospectus Supplement is approximately $2.7 million as of January 28, 2026, which is based on the limitations of General Instruction I.B.6 of Form S-3.

As of January 28, 2026, we raised net proceeds of approximately $5.1 million and issued approximately 2,962,478 shares, pursuant to the ATM Offering.

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Pursuant to the ATM Agreement, the Company will set the parameters for the sale of the ATM Shares, including the number of ATM Shares to be issued, the time period during which sales are requested to be made, limitation on the number of ATM Shares that may be sold in any one trading day and any minimum price below which sales may not be made. Upon delivery of a placement notice and subject to the terms and conditions of the ATM Agreement, the Manager will use its commercially reasonable efforts, consistent with its normal trading and sales practices, applicable state and federal law, rules and regulations, and the rules of Nasdaq, to sell the ATM Shares from time to time based upon the Company’s instructions. The Company has no obligation to sell any the ATM Shares under the ATM Agreement and may at any time suspend solicitation and offers under the ATM Agreement. The Manager is not obligated to purchase any ATM Shares on a principal basis pursuant to the ATM Agreement.

The ATM Agreement provides that the Company will pay the Manager commissions for its services for acting as agent in the sale of the ATM Shares pursuant to the ATM Agreement. The Manager will be entitled to compensation at a fixed commission rate equal to up to 3.0% of the gross proceeds from the sale of the ATM Shares pursuant to the ATM Agreement. The Company has agreed to provide the Manager and certain affiliates of the Manager with customary indemnification and contribution rights, including for liabilities under the Securities Act. Pursuant to the terms of the ATM Agreement, the Company has agreed to reimburse Wainwright for the reasonable fees and expenses of its legal counsel not to exceed $100,000 (excluding any periodic due diligence fees) incurred in connection with entering into the transactions contemplated by the ATM Agreement. Additionally, pursuant to the terms of the ATM Agreement, the Company has also agreed to reimburse Wainwright up to a maximum of $5,000 per Representation Date (as defined in the ATM Agreement) in connection with a new Registration Statement or the filing of the Company’s Annual Report on Form 10-K and $2,500 in connection with each other Representation Date, plus any incidental expense incurred by the Manager in connection therewith.

The ATM Agreement contains customary representations and warranties and conditions regarding the placements of the Shares pursuant thereto, obligations to sell Shares under the ATM Agreement are subject to satisfaction of certain conditions, including the effectiveness of the Registration Statement.

The ATM and the ATM Prospectus Supplement will terminate upon the earlier of (i) the sale of the Maximum Amount (as defined in the ATM Agreement) of Shares pursuant to the ATM Agreement, or (b) the termination of the ATM Agreement by us or the Manager as permitted therein.

The foregoing description of the ATM Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 1.1 to this document.

Senior Secured Convertible Note Offering

On June 27, 2025, we entered into a securities purchase agreement (the “June Purchase Agreement”) with an institutional investor (the “Buyer”) for the issuance and sale in a private placement (the “June Offering”) of senior secured convertible notes of the Company, in the aggregate original principal amount of $11,000,000 (the “June Notes”) which Notes shall be convertible into shares of the Company’s Class A Common Stock (the shares of Common Stock issuable pursuant to the terms of the June Notes, including, without limitation, upon conversion or otherwise, collectively, the “Conversion Shares”), in accordance with the terms of the June Notes. The Buyer purchased (i) a June Note in the aggregate original principal amount of $2,200,000 and (ii) a warrant to initially acquire up to 126,973 shares of Common Stock (the “Buyer Warrants”) (as exercised, collectively, the “Warrant Shares”). In connection with the Offering, the Company has also entered into a letter agreement dated April 30, 2025 (the “Letter Agreement”) with Rodman & Renshaw LLC as the exclusive financial advisor (the “Financial Advisor”) pursuant to which the Company has agreed to issue financial advisor warrants to purchase up to an aggregate of 50,157 shares of Common Stock (the “Financial Advisor Warrants”, together with the Buyer Warrants, the “Warrants”). The Offering closed on June 30, 2025 (the “Initial Closing Date”).

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The June Notes were issued with an original issue discount (“OID” of 10.0% and accrue interest at a rate of 10.0% per annum. The June Notes mature 18 months from the date of issuance (the “Maturity Date”), unless extended pursuant to the terms thereof. The June Notes are convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to quotient of the Conversion Amount divided by (y) the Conversion Price (the “Conversion Rate”). At no time may the Buyer hold more than 4.99% (or up to 9.99% at the election of the Buyers pursuant to the June Notes) of the outstanding Common Stock. The conversion price of the June Note is subject to a floor price of $1.10. As per the terms of the June Notes, conversion price was adjusted to $2.50 in September 2025.

The Buyer Warrants are to purchase up to 126,973 shares of Common Stock, at an initial exercise price of $3.4891 per share. Pursuant to the terms of the Buyer Warrants, the exercise price was adjusted to $3.4891 per share. The Buyer Warrants are exercisable immediately upon issuance and have a term of exercise equal to three years from the date of issuance.

As required by the registration rights agreement related to the June Offering, the Company filed a registration statement on July 30, 2025 to register the resale of the Conversion Shares and the Warrant Shares; the registration statement must be effective no later than sixty (60) days following the date of the agreement (or ninety (90) days in the event of a “full review” by the SEC).

The initial net proceeds to the Company from the Offering were approximately $1.7 million, after deducting financial advisory fees and estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Offering for general corporate purposes and working capital.

On August 19, 2025, the parties held an Additional Closing pursuant to the terms of the June Purchase Agreement (the “Second Closing”). The Company issued an Additional Note in the original principal amount of $2,200,000, with an initial conversion price equal to $3.4891 per share and issuance date of August 19, 2025 (the Additional Note and the Initial Note, are collectively referred to herein as the “Additional Notes”), and Additional Warrants to purchase up to 126,107 shares of Common Stock, at an initial exercise price equal to $3.4891 per share (the “Additional Warrants and the Initial Buyer Warrants, are collectively referred to herein as the “August Buyer Warrants”), in the Second Closing. The Additional Note matures on August 19, 2026. Other than the maturity date and the conversion and exercise price of the Additional Note and Additional Warrants, respectively, the Additional Note and Additional Warrants have the same terms as those issued on the Initial Closing Date.

The Additional Note was issued with an OID of 10.0%, as was the June Note issued on the Initial Closing Date and accrue interest at a rate of 10.0% per annum. The Additional Warrants are to purchase up to 126,107 shares of Common Stock, at an exercise price of $3.4891 per share. The August Buyer Warrants are exercisable immediately upon issuance and have a term of exercise equal to three years from the date of issuance.

In September 2025, as per the terms of the June Notes and Warrants, the conversion price and exercise price was adjusted to $2.50.

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On October 8, 2025, the parties held an Additional Closing pursuant to the terms of the June Purchase Agreement (the “Third Closing”). The Company issued an Additional Note in the original principal amount of $2,500,000, with an initial conversion price equal to $2.50 per share and issuance date of October 8, 2025 (the Additional Note and the Initial Note, are collectively referred to herein as the “Additional Notes”), and Additional Warrants to purchase up to 200,000 shares of Common Stock, at an initial exercise price equal to $2.50 per share (the “Additional Warrants and the Initial Buyer Warrants, are collectively referred to herein as the “October Buyer Warrants”), in the third Closing. The Additional Note matures on October 8, 2026. Other than the maturity date and the conversion and exercise price of the Additional Note and Additional Warrants, respectively, the Additional Note and Additional Warrants have the same terms as those issued on the Initial Closing Date.

The Additional Notes was issued with an OID of 10.0%, as was the June Note issued on the Initial Closing Date and accrue interest at a rate of 10.0% per annum. The Additional August Buyer Warrants are to purchase up to 126,107 shares of Common Stock, at an original exercise price of $3.4891. Pursuant to the terms of the August Buyer Warrants, on September 29, 2025, the exercise price of the warrants was adjusted to $2.50 per share and the number of shares that could be purchased increased to 176,000 shares of Common Stock. Both the August and October Buyer Warrants are exercisable immediately upon issuance and have a term of exercise equal to three years from the date of issuance.

Rodman & Renshaw LLC (“Rodman”) acted as the Company’s exclusive financial advisor in connection with the Offering, pursuant to that certain Letter Agreement, dated as of April 30, 2025, as amended, between the Company and Rodman. Pursuant to the Letter Agreement, the Company paid Rodman (i) a total cash fee equal to 7% of the aggregate gross proceeds of the Offering (inclusive of the gross proceeds to be received from the exercise of any Buyer Warrants), (ii) a management fee of 1.0% of the aggregate gross proceeds of the Offering (inclusive of the gross proceeds to be received from the exercise of any Buyer Warrants), and (iii) a non-accountable expense allowance of $75,000. In addition, the Company issued to Rodman or its designees the Financial Advisor Warrants to purchase up to an aggregate of 153,918 shares of Common Stock at exercise prices ranging from $3.13 to $3.49 per share, which represents 125% of the respective Offering price. The Financial Advisor Warrants have substantially the same terms as the Buyer Warrants, are exercisable immediately upon issuance and have a term of exercise equal to five (5) years from the date of issuance.

On October 10, 2025, the parties entered into a consent and waiver agreement (the “Waiver”) on certain terms of the Purchase Agreement (as defined in Note 13 in the notes to the unaudited condensed consolidated financial statements for the nine months ended September 30, 2025) to waive the downward adjustment prohibition in the Purchase Agreement and to provide the Buyer with certain Variable Rate Securities, as defined in the Purchase Agreement, solely to the extent it would otherwise be violated by the conversion price of another agreement the Company sought to enter into. As such, the parties waived that the conversion price amendment of the other agreement would trigger or constitute an event of default under the Purchase Agreement.

Standby Equity Purchase Agreement

On December 14, 2023, 7GC, Legacy Banzai and YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”), entered into a standby equity purchase agreement (“Original SEPA”) and, on February 5, 2024, the Company and Yorkville entered into the Supplemental SEPA Agreement (the Supplement SEPA Agreement, together with the “Original SEPA,” the “SEPA”), pursuant to which Yorkville has committed to purchase up to $100 million of Common Stock, subject to certain limitations and conditions set forth in the SEPA, including certain beneficial ownership limitations, at our request any time pursuant to Advance Notices delivered by the Company any time during the commitment period terminating on the 36-month anniversary of the SEPA; provided that any Advance Notice may only be made if (x) no amount remains outstanding on the Yorkville Promissory Notes, (y) there is an effective Resale Registration Statement filed with the SEC for the resale under the Securities Act of the shares of Common Stock to be issued pursuant to such Advance Notice, and (z) the Company complies with other customary conditions precedent.

On September 16, 2025, we entered into a Convertible Promissory Note (the “September 2025 Note”) in the principal amount of $2,000,000 (the “Original Principal Amount”) with Yorkville, to be used as an advance under the SEPA. The Company received $890,000 from Yorkville on that same date (“Advance #1), which reflects 50% of the Original Principal Amount, 10% discount and certain fees owed at such time. Upon the effectiveness of the registration statement on Form S-1, originally filed with the SEC on September 12, 2025 (File No. 333-290241) and the delivery of a closing statement, Yorkville shall remit an amount equal to 50% of the remaining Original Principal Amount, or $1,000,000, less a discount equal to 10% of the Original Principal Amount, netted from the purchase price due and structured as a purchase discount (“Advance #2”). As of the date of this prospectus, the Company received net proceeds of $900,000 from Yorkville (“Advance #2”).

The September 2025 Note was issued on September 16, 2025 (the “Issuance Date”) and the maturity date is March 16, 2026, but may be extended at the option of the Company (the “Maturity Date”). Beginning on the 30th day from the Issuance Date, and continuing on the same day of each successive calendar month thereafter, (each, an “Installment Date”), the Company shall repay a portion of the outstanding balance of the September 2025 Note in an amount equal to the sum of (i) $500,000 of principal (or the outstanding Principal if less than such amount), plus (ii) a payment premium in an amount equal to 4% of the Principal amount being paid (the “Payment Premium”), and (iii) accrued and unpaid interest hereunder as of each Installment Date (collectively, the “Installment Amount”). The Company maintains the right to pay each Installment Amount in cash or via an Advance Notice pursuant to the SEPA or any combination thereof. The September 2025 Note bears an interest annual rate of 6%, which shall increase to 18% upon the occurrence of an Event of Default, as defined in the September 2025 Note. The September 2025 Note is convertible into shares of the Company’s Class A Common Stock, at a conversion price of $2.50 per share (the “Conversion Price”). Yorkville may elect to convert part or all of the outstanding balance of the September 2025 Note at any time or from time to time after the Issuance Date. The Company maintains the right to redeem all or any part of the September 2025 Note, at any time, provided that (i) the Company provides Yorkville with at least 10 trading days’ prior written notice (each, a “Redemption Notice”) of its desire to prepay the outstanding amount (an “Optional Redemption”), and (ii) on the date the Redemption Notice is issued, the VWAP of the Class A Common Stock is less than the Conversion Price.

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On October 6, 2025, the Company issued an Advance Notice to Yorkville pursuant to the SEPA in which the Company requested the purchase of 115,000 shares of the Company’s Class A Common Stock at a purchase price of $3.08 for a total purchase price of $354,074 to be applied against the outstanding Yorkville Convertible Notes. Upon the settlement on October 8, 2025, the Company issued to Yorkville 115,000 shares of Class A Common Stock.

On October 13, 2025, the Company issued an Advance Notice to Yorkville pursuant to the SEPA in which the Company requested the purchase of 65,000 shares of the Company’s Class A Common Stock at a purchase price of $2.95 for a total purchase price of $191,477 to be applied against the outstanding Yorkville Convertible Notes. Upon the settlement on October 15, 2025, the Company issued to Yorkville 65,000 shares of Class A Common Stock.

On November 14, 2025, the Company issued an Advance Notice to Yorkville pursuant to the SEPA in which the Company requested the purchase of 87,000 shares of the Company’s Class A Common Stock at a purchase price of $1.37 for a total purchase price of $119,538 to be applied against the outstanding Yorkville Convertible Notes. Upon the settlement on November 17, 2025, the Company issued to Yorkville 87,000 shares of Class A Common Stock.

On December 2, 2025, the Company issued an Advance Notice to Yorkville pursuant to the SEPA in which the Company requested the purchase of 170,000 shares of the Company’s Class A Common Stock at a purchase price of $1.23 for a total purchase price of $209,576 to be applied against the outstanding Yorkville Convertible Notes. Upon the settlement on December 05, 2025, the Company issued to Yorkville 170,000 shares of Class A Common Stock.

Alco and CP BF

On February 19, 2021, the Company, along with Joseph Davy and Demio, Inc. (the “Guarantors”), issued a convertible promissory note (the “First Senior Convertible Note”) in an aggregate principal amount of $1,500,000 to CP BF Lending, LLC (“CP BF”) in connection with a loan agreement, dated February 19, 2021, between the Company and CP BF (the “Loan Agreement”). On October 10, 2022, the Loan Agreement was amended, whereby CP BF waived payment by the Company of four months of cash interest with respect to the term loan under the Loan Agreement in replacement for a convertible promissory note (the “Second Senior Convertible Note” and, together with the First Senior Convertible Note, the “Senior Convertible Notes”) issued by the Company in an aggregate principal amount of $321,345. On August 24, 2023, the Company and CP BF entered into a forbearance agreement (the “Original Forbearance Agreement”), as amended by the First Amendment to Forbearance Agreement, dated as of December 14, 2023 (collectively, the “Forbearance Agreement”), pursuant to which they agreed to amend and restate the Senior Convertible Notes so that they would not convert at the closing of a business combination as a “Change of Control” event. After the closing of the business combination that occurred on December 14, 2023, the Senior Convertible Notes became convertible, at CP BF’s option on 5 days’ written notice to the Company, into shares of the Company’s Common Stock. The Senior Convertible Notes provide that, at all times after a SPAC Transaction (as defined in the Senior Convertible Notes), the conversion price for any such conversion is approximately $2,175 per share, subject to adjustment as set forth therein.

On September 5, 2024, the Company entered into a Side Letter to the Loan Agreement whereby the Company agreed to enter into definitive transaction documents with CP BF and the Guarantors, whereby each agreed that substantially all of the outstanding obligations of the Company and Guarantors with regard to the Loan Agreement shall be consolidated and evidenced by a single convertible note (the “Convertible Note”), and that, absent an event of default, the Convertible Note shall accrue interest at a rate of 15.5%, which interest shall be paid in kind monthly (collectively, the “Rate Reduction”). In exchange for agreeing to the Rate Reduction, CP BF subscribed (the “Subscription”) for, and the Company agreed to issue to CP BF, 7,000 Shares; the Company also agreed to register those shares in a registration statement on Form S-1.

On September 19, 2024, the Company and Alco agreed to convert $4,708,099 of debt into $5,178,909 in equity, on the same terms as set forth in the CP BF Transaction Documents (the “Alco Transaction Documents”, together with the CP BF Transaction Documents, the “Transaction Documents”). Accordingly, Alco shall receive, and we agreed to register 28,242 shares of Common Stock, Warrants to purchase up to 133,134 shares of Common Stock and pre-funded warrants to purchase up to 104,892 shares of Common Stock (collectively, the “Alco Securities”). As consideration for the repayment of all of Alco’s outstanding debt, $470,810 was credited toward the purchase price of the Alco Securities.

On September 23, 2024, the Company entered into such definitive transaction documents with CP BF, including a Securities Purchase Agreement (the “CP BF SPA”), a Registration Rights Agreement (the “RRA”), a Lock-Up Agreement (the “Lock Up”) and issued CP BF a Common Stock Purchase Warrant (the “Warrant”) and a Pre-Funded Warrant (the “CPBF Pre-Funded Warrant,” together with the CP BF SPA, RRA, Lock Up and Warrant, the “CP BF Transaction Documents”). Pursuant to the CP BF SPA, CP BF agreed to convert $2,000,000 in debt into $2,200,000 in equity, consisting of 26,085 shares of Common Stock, Warrants to purchase up to 56,555 shares of Common Stock and CPBF Pre-Funded Warrants to purchase up to 30,470 shares of Common Stock (all such securities and shares collectively referred to as the “CP BF Registrable Securities”). Under the CP BF SPA, CP BF elected to purchase CPBF Pre-Funded Warrants in lieu of shares of Common Stock in such manner to result in them paying the full Subscription Amount ($2,000,000) to the Company. The Warrant can be exercised at an initial exercise price of $38.90 per share, subject to adjustment for a term of five years. The CPBF Pre-Funded Warrants will be exercisable at any time after the date of issuance at an exercise price of $0.0001. Neither warrant may be exercised if the holder, together with its affiliates, would beneficially own more than 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. Both warrants may be exercised via cash or cashless exercise.

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Pursuant to the RRA, the Company agreed to file a registration statement to register the CP BF Registrable Securities and for the registration statement to become effective on or before December 9, 2024.Under the Lock-Up, the Company’s CEO, Joseph Davy, agreed not to sell an aggregate of 231,114 shares of Class B Common Stock that he owns until such time as CP BF no longer owns any of the CP BF Registrable Securities. Under the terms of the CP BF SPA, for a period of 45 days after the date the related Registration Statement is filed, except for certain specified transactions, the Company may not issue or enter into any agreement to issue shares of Common Stock, without CP BF’s prior written consent; the Company is similarly prohibited from entering into any variable rate transactions for a period of 12 months.

Although the Note has a principal amount of $10,758,775, taking into account the purchase and sale pursuant to the CP BF SPA, the Company continued to owe $8,758,775 to CP BF. CP BF agreed to convert such debt into a consolidated convertible loan, evidenced by the Note, via the Second Amendment to Loan Agreement, dated as of September 23, 2024 (the “Amended Loan Agreement”). Pursuant to the Amended Loan Agreement, interest shall accrue as payable-in-kind at an annual interest rate of 15.5% per annum, which shall increase to 20% upon the occurrence of an event of default. The Company shall also pay CP BF a $900 monthly servicing fee, which may increase by 7% annually if certain fees increase in cost and paid CP BF a one-time origination fee in the amount of $160,000. The Amended Loan Agreement also provides certain instances in which the Company must prepay the loan. Until such time as the loan is paid in full, CP BF maintains the right to appoint one representative to the Company’s Board of Directors to attend and observe the Board of Director meetings. Adding in a 1% exit fee on the Note, we agreed to register an aggregate of 227,927 shares of Common Stock underlying the Note in the related registration statement. The Note may be converted into shares of the Company’s Common Stock at a conversion price of $38.90 per share and matures on February 19, 2027.

As of October 14, 2025, there was an aggregate of $4,861,926.46 outstanding under the Note (the “Balance”). As per the terms of the prior agreements, shares of our Common Stock, are registered on Form S-1 with registration number 333-282306 (the “Registered Shares”).

On October 14, 2025, the Company and CP BF executed a letter agreement dated October 10, 2025, pursuant to which they amended certain terms of the Loan Agreement and Note (as amended on October 15, 2025, the “Letter Agreement”). The Letter Agreement includes the following amendments to the Loan Agreement and Note:

●	The Conversion Price is reduced to a price equal to 95% of the price of the Class A Common Stock on the trading day (each a “Trading Day”) immediately preceding delivery of any Conversion Notice, subject to a floor price of $2.50 (the “Floor Price”).

●	CP BF shall take commercially reasonable actions to partially convert the Balance into shares of Class A Common Stock at the new conversion price. However, the Letter Agreement limits the amount of shares CP BF can sell (or convert) to 5% of the aggregate daily trading volume and we maintain the right to waive or increase such limitation.

●	Between the time that we pay at least $2,000,000 of the Balance until the earlier of (a) 60 days following the date of the Letter Agreement and (b) our receipt of $10,000,000 in gross proceeds for the sale of our securities, (such period, the “Suspension Period”), we are no longer required to prepay a certain percentage of other proceeds we receive from securities offerings to CP BF, as originally required in the Loan Agreement.

As per the Letter Agreement, we agreed to use an agreed upon portion of other debt to partially prepay the Balance. We also agreed to reserve that number of shares of Class A Common Stock equal to 120% of the number of shares of Class A Common Stock issuable upon full conversion of the Balance at the new conversion price and to register 100% of all such shares with the Securities and Exchange Commission within 60 days of the Letter Agreement. As per the Letter Agreement, subject to their receipt of $2,000,000 and the filing of the registration statement, CP BF also agreed to waive certain events of default that may have occurred or be occurring as of the date of the Letter Agreement; CP BF also agreed that until December 31, 2025, it shall not exercise any right or remedy associated with any failure on our part to comply with certain financial covenants set forth in the Loan Agreement, as they relate to the period ending September 30, 2025.

Our failure to comply with the Letter Agreement shall constitute an Event of Default under the Loan Agreement.

In connection with the Business Combination, Legacy Banzai issued to Alco, a Subordinated Promissory Note on September 13, 2023 (the “September Alco Note”), a Subordinated Promissory Note on November 16, 2023 (the “November Alco Note”), and a Subordinated Promissory Note on December 13, 2023 (the “December Alco Note,” and collectively with the September Alco Note and the November Alco Note, the “Alco Notes”).

On December 13, 2023, in connection with the Business Combination, 7GC and the Sponsor entered into a share transfer agreement (the “December Share Transfer Agreement”) with Alco, pursuant to which for each $5,000 in principal borrowed under the New Alco Note, the Sponsor agreed to forfeit three shares of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive three shares of Class A Common Stock, in each case, at (and contingent upon) the Closing, with such forfeited and issued shares capped at an amount equal to 1,200. On October 3, 2023 and November 16, 2023, 7GC, the Sponsor, and Alco also entered into share transfer agreements, pursuant to which the Sponsor agreed to forfeit an aggregate of 450 shares of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive 450 shares of Class A Common Stock at (and contingent upon) the Closing (such share transfer agreements together with the December Share Transfer Agreement, the “Share Transfer Agreements”). Alco is subject to a 180-day lock-up period with respect to such shares of Class A Common Stock pursuant to the Share Transfer Agreements, subject to customary exceptions. Additionally, in connection with the December Share Transfer Agreement, (a) Legacy Banzai issued the New Alco Note to Alco in the aggregate principal amount of $2.0 million, which bears interest at a rate of 8% per annum and will be due and payable on December 31, 2024, and (b) Legacy Banzai, Alco, and CP BF Lending LLC (“CP BF” or our “Lender”) agreed to amend that certain Subordinated Promissory Note issued by Legacy Banzai to Alco on September 13, 2023 in the aggregate principal amount of $1.5 million to extend the maturity date from January 10, 2024 to September 30, 2024. Immediately prior to, and substantially concurrently with, the Closing, (i) the Sponsor surrendered and forfeited to 7GC for no consideration an aggregate of 1,650 shares of the class B Common Stock of 7GC and (ii) the Company issued to Alco 1,650 shares of Class A Common Stock pursuant to the Share Transfer Agreements.

On September 19, 2024, the Company and Alco agreed to convert $4,708,099 of debt into $5,178,909 in equity, on the same terms as set forth in the CP BF Transaction Documents (the “Alco Transaction Documents”, together with the CP BF Transaction Documents, the “Transaction Documents”). Accordingly, Alco shall receive, and we agreed to register 28,242 shares of Common Stock, Warrants to purchase up to 133,134 shares of Common Stock and pre-funded warrants to purchase up to 104,892 shares of Common Stock (collectively, the “Alco Securities”). As consideration for the repayment of all of Alco’s outstanding debt, $470,810 was credited toward the purchase price of the Alco Securities.

A copy of the Transaction Documents are attached hereto as Exhibits and are incorporated by reference herein. The foregoing summaries of the terms of the Transaction Documents do not purport to be a complete description of each of the documents described in this Report and are qualified in their entirety by such documents.

We initially filed a registration statement on Form S-1 (File No. 333-282306) on September 24, 2024 to register the shares of Common Stock issuable to CP BF and Alco pursuant to the above mentioned agreements and the registration statement was declared effective on October 10, 2024.

Debt Equitization Plan

From August 23, 2024 to December 31, 2024 the Company entered into various agreements to reorganize outstanding debt from certain creditors (collectively, the “Creditors”) into shares of the Company’s Class A Common Stock (the “Shares”) (collectively, the “Debt Reorganization”). The Shares issued as part of the Debt Reorganization are a mix of Shares that we agreed to register in this registration statement on Form S-1 and Shares that are exempt from registration. As of January 28, 2026 the Company has issued an aggregate of 472,376 Shares to the Creditors in exchange for the cancellation of an aggregate of $9,465,488 of debt.

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Amended and Restated Repayment Agreement with J.V.B Financial Group, LLC

On September 9, 2024, the Company entered into a Repayment Agreement (the “Original J.V.B Agreement”) with J.V.B Financial Group, LLC (“J.V.B”) acting through Cohen & Company Capital Markets Division (“Cohen”), pursuant to which the parties agreed that for services previously rendered valued at $115,000 (the “Outstanding Debt”), the Company shall issue J.V.B. unrestricted, freely-trading, registered shares of Common Stock pursuant to a resale registration statement on Form S-1 or S-3. On September 9, 2024, the Company and J.V.B. entered into an Amended and Restated Repayment Agreement (the “Amended J.V.B Agreement”) that allowed for the Outstanding Debt to be paid through the issuance of 2,908 Shares to J.V.B. Under the Amended J.V.B. Agreement, the Company agreed to file a Registration Statement on Form S-1 with the SEC for the public resale of the Shares. The Company shall use reasonable best efforts to cause the Registration Statement (the “Resale Registration Statement”) to be filed within 90 days after the signing of the Amended J.V.B. Agreement. If the minimum price, as defined in the Amended J.V.B. Agreement, on the date the Resale Registration Statement is declared effective is less than $0.0791, the Company will issue additional Shares to J.V.B within one business day to ensure the total value of the Shares is equal the debt owed.

Repayment Agreement with Perkins Coie LLP

On September 9, 2024, the Company entered into a Repayment Agreement with Perkins Coie LLP (“Perkins”) where the Company agreed to issue $1,383,500 worth of Shares to Perkins (the “Perkins Repayment Agreement”); the Company agreed to register such shares in a registration statement on Form S-1 within 60 days of entering into the Perkins Repayment Agreement. Under the Perkins Repayment Agreement, the Company agrees to include no fewer than 46,000 Shares, subject to adjustment, in its next registration statement on Form S-1 or S-3 for public resale and will use reasonable best efforts to ensure the Registration Statement becomes effective promptly and remains effective until all Shares issued under the Perkins Repayment Agreement are sold.

Addendum to Letter Agreements with Roth Capital Partners, LLC

On October 5, 2022, the Company engaged Roth Capital Partners, LLC (“Roth”) to act as financial advisor to the Company in its then proposed business combination with 7GC & Co. Holdings, Inc. (“7GC”), pursuant to an agreement (the “Roth Agreement”). On October 14, 2022, 7GC entered into a similar agreement where MKM Partners, LLC, later acquired by Roth, would act as financial advisor to 7GC in its then proposed business combination with the Company (the “7GC Agreement”, together with the Roth Agreement, the “Letter Agreements”). On February 2, 2024, the Company entered into an Addendum to the Letter Agreements with Roth (the “Addendum”), where the Company agreed to pay the fees owed under the Roth Agreement and 7GC Agreement by (1) issuing to Roth 350 Shares and amending the Company’s registration statement on Form S-1 filed with the SEC on December 29, 2023 to include the initial 350 Shares to be issued, and 1,200 Shares that may be issued as additional shares, as defined in the Addendum, to Roth, and (2) on or before June 30, 2024, the Company shall pay to Roth an amount in cash equal to $300,000 (the “Cash Fee”); provided that, if, as a result of the Company’s cash position at such time, the Company determines in its reasonable discretion that the cash payment should not be made in cash, then the Company may elect to satisfy the cash payment by issuing to Roth, within three business days of such date, additional Shares. The number of Shares to be issued pursuant to the Addendum shall be determined by dividing the amount of the cash payment by the VWAP for the trading day immediately preceding the cash payment date. On September 6, 2024, the Company issued 3,529 Shares to Roth in lieu of the Cash Fee. The Shares are exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and are to be issued as restricted stock with an appropriate restrictive legend.

Activate Agreement

The Company owed Activate, Inc. $261,000 for past services rendered. The parties agreed to write off 50% of that balance and for the remaining balance to be paid at the close of the Company’s next capital raise.

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Floor Price Adjustment Agreement with Yorkville Advisors

On September 20, 2024, the Company entered into a Floor Price Reduction Agreement (the “Floor Price Reduction Agreement”) with YA II PN, LTD., a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”). On May 3, 2024, the Company entered into a debt repayment agreement with Yorkville (the “Original Debt Repayment Agreement”) stating that $2 million of the proceeds from a registered sale of Shares and warrants would be used to repay a portion of the principal and interest on outstanding promissory notes (the “Outstanding Promissory Notes”). In return, Yorkville agreed not to convert any portion of the debt into shares or issue an investor notice under their SEPA for 90 days (the “Standstill Period”). On May 22, 2024, the Company entered into an Amended Debt Repayment Agreement (the “Amended Debt Repayment Agreement”). Under the terms of the Amended Debt Repayment Agreement, the outstanding balance owed to Yorkville was reduced from $2 million to $750,000. Yorkville was still not allowed to convert debt into Shares or issue an investor notice for 90 days. On August 28, 2024, the Standstill Period ended, and Yorkville was free to resume delivering investor notices to convert outstanding debt into Shares. Due to the end of the Standstill Period and the Company’s recent reverse stock split, at a ratio of 1-to-50, the Company and Yorkville, pursuant to the Floor Price Adjustment Agreement, agreed to amend and restate the prior repayment agreements such that the outstanding principal under the Amended Debt Repayment Agreement was reduced to $0.7 million, with no remaining interest, the floor price, as described in the Outstanding Promissory Notes, was adjusted to $2.00, and the maturity date for the Outstanding Promissory Notes is extended by 120 days to January 17, 2025.

Repayment Agreement with Cooley LLP

On September 19, 2024 the Company entered into a Repayment Agreement with Cooley LLP (“Cooley”)for previously provided legal services (the “Cooley Repayment Agreement”). Under the Cooley Repayment Agreement, the Company’s outstanding fees have been lowered from $1,523,029 to $400,000 (the “Cooley Unpaid Fee”) in exchange for 11 monthly installments of $36,300.00, with the first payment to be made on October 1, 2024. If payments are not made in accordance with the Repayment Agreement, Cooley retains the right to seek to collect the entire Cooley Unpaid Fee.

Settlement Letter with CohnReznick LLP

On September 19, 2024, the Company entered into a Settlement Letter with CohnReznick LLP (“CohnReznick”) regarding the Company’s unpaid balance totaling $817,400 for services rendered in connection with the 7GC business combination with the Company (the “Settlement Letter”). Under the Settlement Letter, the Company and CohnReznick agreed to settle the total unpaid balance due, upon CohnReznick’s receipt of $450,000 (the “Settlement Amount”), which will be paid in 15 equal monthly installments of $30,000. In consideration of the Settlement Letter, CohnReznick has agreed to not to pursue collection efforts now or at any time in the future, except as otherwise provided in the Settlement Letter.

Repayment Agreement with Sidley Austin LLP

On September 19, 2024, the Company entered into a Repayment Agreement with Sidley Austin LLP (“Sidley”) for previously provided legal services (the “Sidley Repayment Agreement”). Under the Sidley Repayment Agreement, the Company’s outstanding fees have been lowered from $4,815,979 to $1,605,326 (the “Sidley Unpaid Fee”). Under the Sidley Repayment Agreement, the Company agrees to 12 monthly payments that Sidley applies to the balance of the Sidley Unpaid Fee on a 2 for 1 basis, such that for every one dollar ($1.00) paid by Company, Sidley shall reduce the Sidley Unpaid Fee Amount by an additional two dollars ($2.00). If payments are not made in accordance with the Sidley Repayment Agreement, the shortfall shall accrue interest at a rate of 12% per annum, compounded daily, until such payment is made.

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Repayment Agreement with Donnelley Financial LLC

On September 13, 2024, the Company entered into a Repayment Agreement with Donnelley Financial LLC (“Donnelley”) for previously provided services (the “Donnelley Repayment Agreement”). Under the Donnelley Repayment Agreement, the Company’s outstanding fees have been lowered from $1,072,147 to $357,025 (the “Donnelley Unpaid Fee”). The Donnelley Unpaid Fee will be paid in 12 monthly installments, with the first monthly payment of $45,000 due on October 1, 2024; the remaining 11 payments shall each be in the amount of $28,366. Under the Donnelly Repayment Agreement, the Donnelly Unpaid Fee shall become immediately due and payable upon the occurrence of certain events, including failure to make a payment of the Donnelly Unpaid Fee when due and failure to pay for any additional services.

Repayment Agreement with Verista Partners, Inc.

On August 26, 2024, the Company entered into a Repayment Agreement with Verista Partners, Inc. aka Winterberry Group, (“Verista” or “Winterberry”) for previously provided services (the “Verista Repayment Agreement”). Under the Verista Repayment Agreement, the Company’s outstanding fees are $196,666 (the “Verista Unpaid Fee”). The Company and Verista have agreed that the Verista Unpaid Fee will be repaid with $66,666 worth of Shares of the Company, and $130,000 in 16 equal cash installment payments of $8,125, beginning on October 1, 2024, and on the first day of each month thereafter through January 1, 2026.

A copy of the Transaction Documents are attached hereto as Exhibits and are incorporated by reference herein. The foregoing summaries of the terms of the Transaction Documents do not purport to be a complete description of each of the documents described in this report and are qualified in their entirety by such documents.

Corporate Information

7GC, our predecessor company, was incorporated in the State of Delaware in September 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving 7GC and one or more businesses. 7GC completed its IPO in December 2020. In December 2023, First Merger Sub merged with and into Legacy Banzai, and Legacy Banzai, as the Surviving Corporation, merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity, which ultimately resulted in Legacy Banzai becoming a wholly-owned direct subsidiary of 7GC. In connection with the Mergers, 7GC changed its name to Banzai International, Inc.

Our principal executive offices are located at 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110. Our telephone number is (206) 414-1777. Our website address is www.banzai.io. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

Summary of Risk Factors

Investing in our securities involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Associated with Our Business

Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:

Risks Related to our Business and Industry

●	We have incurred significant operating losses in the past and may never achieve or maintain profitability.

●	There is substantial doubt about our ability to continue as a going concern, and holders of our securities could suffer a total loss of their investment. We may need to raise additional capital to continue our operations. Such capital may not be available to us or may not be available at terms we deem acceptable, either of which could reduce our ability to compete and could negatively affect our business.

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●	We have a limited operating history with our current offerings, which makes it difficult to evaluate our current and future business prospects and increases the risk of your investment.

●	Our revenue growth rate depends on existing customers renewing and maintaining or expanding their subscriptions, and if we fail to retain our customers at current or expanded subscriptions, our business will be harmed.

●	If the assumptions, analyses, and estimates upon which our forecasts, projections and outlook are based prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected.

●	We may not successfully develop or introduce new and enhanced products that achieve market acceptance, or successfully integrate acquired products or services with our existing products, and our business could be harmed and our revenue could suffer as a result.

●	Our acquisitions of, and investments in, other businesses, products, or technologies may not yield expected benefits and our inability to successfully integrate acquisitions may negatively impact our business, financial condition, and results of operations.

●	Our business, results of operations, and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.

●	Because we recognize revenue from subscriptions for our product offerings over the terms of the subscriptions, our financial results in any period may not be indicative of our financial health and future performance.

●	Covenant restrictions in our existing or future debt instruments may limit our flexibility to operate and grow our business, and if we are not able to comply with such covenants or pay amounts when due, our lenders could accelerate our indebtedness, proceed against certain collateral or exercise other remedies, which could have a material adverse effect on us.

●	Cybersecurity and data security breaches and ransomware attacks may create financial liabilities for us, damage our reputation, and harm our business.

●	Privacy and data security laws and regulations could impose additional costs and reduce demand for our solutions.

●	Our ability to use our net operating loss to offset future taxable income may be subject to certain limitations.

●	Adverse litigation results could have a material adverse impact on our business.

●	Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could harm our business.

●	Our use of open source software could adversely affect our ability to offer our solutions and subject us to possible litigation.

Risks Related to Offering and Ownership of Our Securities

●	In order to support the growth of our business and repay our indebtedness, we will need to seek capital through new equity or debt financings or incur additional indebtedness under our credit facilities, which sources of additional capital may not be available to us on acceptable terms or at all.

●	Future sales of shares of Class A Common Stock may depress their stock price.

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●	Issuances of shares of our Class A Common Stock pursuant to any Advances under the SEPA and conversion of any amounts under the Yorkville Promissory Notes, exercise of the GEM Warrant and conversion of any amounts under the GEM Promissory Note, and conversion of any amounts under the convertible promissory note (the “First Senior Convertible Note”) in an aggregate principal amount of $1,500,000 issued to CP BF in connection with a loan agreement, dated February 19, 2021, between the Company and CP BF (the “Loan Agreement”), which was amended on October 10, 2022, pursuant to which CP BF waived payment by the Company of four months of cash interest with respect to the term loan under the Loan Agreement in replacement for a convertible promissory note (the “Second Senior Convertible Note” and, together with the First Senior Convertible Note, the “Senior Convertible Notes”) issued by the Company in an aggregate principal amount of $321,345, would result in substantial dilution of our stockholders and may have a negative impact on the market price of our Class A Common Stock.

●	Our stock is subject to minimum requirements to remain listed on the Nasdaq Capital Market, including a minimum bid price requirement and stockholders’ equity requirement, and may be delisted if it does not maintain or regain, as applicable, compliance with those requirements.

●	If our Class A Common Stock ceases to be listed on a national securities exchange it will become subject to the so-called “penny stock” rules that impose restrictive sales practice requirements.

●	Our dual class Common Stock structure has the effect of concentrating voting power with our Chief Executive Officer and Co-Founder, Joseph Davy, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.

●	The market price of Class A Common Stock is likely to be highly volatile, and you may lose some or all of your investment. This volatility could also subject us to securities class action litigation.

●	If securities or industry analysts do not publish research or reports about us, or publish negative reports, then our stock price and trading volume could decline.

●	We have incurred and will continue to incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations, and financial condition.

●	We have identified material weaknesses in our internal control over financial reporting in the past. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

●	Our executive officers and directors collectively beneficially own approximately 15.18% of the voting power of our outstanding Common Stock and have substantial control over us, which will limit your ability to influence the outcome of important transactions, including a change in control.

●	We may issue additional shares of Common Stock or Preferred Stock, including under our equity incentive plan. Any such issuances would dilute the interest of our stockholders and likely present other risks.

●	If certain holders of Class A Common Stock sell a significant portion of their securities, it may negatively impact the market price of the shares of Class A Common Stock and such holders still may receive significant proceeds.

●	It is not possible to predict the actual number of shares we will sell under the SEPA, or the actual gross proceeds resulting from those sales. Further, we may not have access to any or the full amount available under the SEPA.

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Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus. Please also see the risk factor stated below.

Our stock is subject to minimum requirements to remain listed on the Nasdaq Capital Market, including a minimum bid price requirement and stockholders’ equity requirement, and may be delisted if it does not maintain or regain, as applicable, compliance with those requirements.

Nasdaq Marketplace Rule 5550(a)(2) requires a minimum bid price of $1.00 per share for primary equity securities listed on the Nasdaq Capital Market (the “Minimum Bid Price Requirement”).

To regain compliance with the Minimum Bid Price Rule, the Company effected a reverse stock split at a ratio of 1-for-50, effective as of September 19, 2024 (the “September Reverse Stock Split”). Subsequently, the Company effected a 1-for-10 reverse stock split of the shares of the Company’s Common Stock, effective as of July 8, 2025 (the “July Reverse Stock Split”). Following the July Reverse Stock Split, the bid price of the Company’s Common Stock surpassed $1.00 per share. However, we have not yet been notified that we regained compliance with the Minimum Bid Price Requirement and cannot guarantee that Nasdaq will decide that we have.

While Nasdaq rules do not impose a specific limit on the number of times a listed company may effect a reverse stock split to maintain or regain compliance with the Minimum Bid Price Requirement, Nasdaq has stated that a series of reverse stock splits may undermine investor confidence in securities listed on Nasdaq. In addition, Nasdaq Listing Rule 5810(c)(3)(A)(iv) states that if any listed company that fails to meet the Minimum Bid Price Requirement after effecting one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, then the company is not eligible for a Minimum Bid Price Requirement compliance period of 180 days.

As a result, since the Company has effected the 1-for-50 September Reverse Stock Split and the 1-for-10 July Reverse Split, Nasdaq would begin the process of delisting our Common Stock without providing a Minimum Bid Price Requirement compliance period if it conducts another split. However, the Company could still be eligible to request a hearing before the Nasdaq Panel to present its plan for regaining and sustaining compliance with the Minimum Bid Price Requirement.

If our Common Stock ceases to be listed for trading on the Nasdaq Capital Market, we expect that our Common Stock would be traded on one of the three tiered marketplaces of the OTC Markets Group. If Nasdaq were to delist our Common Stock, it would be more difficult for our stockholders to dispose of our Common Stock and more difficult to obtain accurate price quotations on our Common Stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our Common Stock or warrants are not listed on a national securities exchange.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of any of the shares of Class A Common Stock by the Selling Stockholders. We have agreed to pay all expenses relating to registering the shares of Class A common stock covered by this prospectus. The Selling Stockholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the shares of Class A Common Stock covered hereby.

In the event any Warrants are exercised for cash, we would receive the proceeds from any such cash exercise, provided, however, we will not receive any proceeds from the sale of the shares of Class A Common Stock issuable upon such exercise. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our shares of our Class A Common Stock and the spread between the exercise price of such securities and the market price of our Class A Common Stock at the time of exercise. The current exercise price of the Warrants is $2.50 for CBPF and $40.20 for Alco, respectively per share of Class A Common Stock. The closing market price of our Class A Common Stock as of January 28, 2026 was $1.27 per share. If the market price of our Common Stock is less than the exercise price of a holder’s warrants, it is unlikely that holders will exercise their warrants. There can be no assurance that all of the Warrants will be in the money prior to their expiration.

We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. We will have broad discretion over the use of any proceeds from such exercise. There is no assurance that the holders of the Warrants will elect to exercise for cash any or all of such Warrants. To the extent that any Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may sell shares of Class A Common Stock issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

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SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition of up to (i) 61,327 shares of Class A Common Stock, consisting of shares of Class A Common Stock issuable pursuant to those certain securities purchase agreements between the Company and each of Alco Investment Company (“Alco”) (a related party) and CP BF Lending, LLC c/o Columbia Pacific Advisors (“CP BF”), dated as of September 19, 2024 and September 23, 2024, respectively, as well as a side letter between the Company and CP BF dated September 5, 2024; (ii) 87,737 shares of Class A Common Stock issued or issuable pursuant to the Debt Equitization Plan described elsewhere herein; (iii) 227,927 shares of Class A Common Stock underlying the Note; (iv) common warrants to purchase up to 189,689 shares of Class A Common Stock, (the “Common Warrants”); and (v) Pre-Funded Warrants to purchase up to 135,362 shares of Class A Common Stock to those purchasers whose purchase of shares of Class A Common Stock would have resulted in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 19.99%) of our outstanding Class A Common Stock immediately following the closing of such purchaser’s transaction, in lieu of shares of Class A Common Stock that would result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 19.99%) of our outstanding Class A Common Stock. Each share of our Class A Common Stock, or pre-funded warrant in lieu thereof (the “Pre-Funded Warrants”), is being sold together with a Common Warrant. The shares of Class A Common Stock and Common Warrants are immediately separable and will be issued separately in this offering but must be purchased together in this offering. Each Pre-Funded Warrant is being offered together with a Common Warrant. The Pre-Funded Warrants and Common Warrants are immediately separable and will be issued separately in this offering but must be purchased together in this offering. For each Pre-Funded Warrant that we sell, the number of shares of Class A Common Stock we are offering will be reduced on a one-for-one basis.

The following table sets forth (a) the name of each Selling Stockholder; (b) the number of shares of Class A Common Stock beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by each Selling Stockholder as of the date of this prospectus; (c) the number of shares of Class A Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Stockholder has a present intention to do so; and (d) the number of shares of Class A Common Stock to be beneficially owned by each Selling Stockholder following the sale of all shares that may be so offered pursuant to this prospectus, assuming no other change in ownership of shares of Class A Common Stock by such Selling Stockholder after the date of this prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

Unless otherwise indicated, beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days of the date of this prospectus.

Inclusion of an individual’s or entity’s name in the table below does not constitute an admission that such individual or entity is an “affiliate” of the Company.

Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage Beneficial Ownership After Offering (1)
Alco Investment Company (2)	4,843	266,268	4,843	*
CP BF Lending, LLC c/o Columbia Pacific Advisors (3)	-	348,038	*	*
Gem Global Yield LLC SCS (4)	0	15,000	0	*
J.V.B Financial Group (5)	2,908	2,908	0	*
Perkins Coie LLP (6)	0	60,000	0	*
Roth Capital Partners, LLC (7)	3,529	3,529	0	*
Verista Partners, Inc. (8)	0	3,000	0	*
Hudson Global Ventures, LLC (9)	4,500	4,500	0	*

*	Represents beneficial ownership of less than one percent of our outstanding shares (assuming all of the offered shares are sold by the Selling Stockholders).

(1)	All percentages have been rounded up to the nearest one hundredth of one percent.

(2)	Includes 28,242 shares of Class A Common Stock, 104,892 shares of Class A Common Stock underlying Pre-Funded Warrants and 133,134 shares of Class A Common Stock underlying Warrants. The person having voting and dispositive power over Alco is Mason Ward. The business address of Alco is 33930 Weyerhaeuser Way S., Suite 150, Federal Way, Washington 98001.

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(3)	Includes 33,085 shares of Class A Common Stock, 304,704 shares of Class A Common Stock underlying Pre-Funded Warrants, 56,555 shares of Class A Common Stock underlying Warrants and 227,927 shares of Class A Common Stock underlying the Note. The person having voting and dispositive power over CP BF is Brad Shain. The business address of CP BF is 1910 Fairview Ave. SUITE 200, SEATTLE WA 98105.

(4)	Includes 15% additional shares to account for the additional shares that may be owed to Gem as a result of our changing stock price, since the number of shares issuable to Gem under the applicable agreement is based upon dividing the Monthly Payment Amount (as defined in the agreement) by the volume weighted average price for the trading day immediately preceding the payment due date. For purposes of this Registration Statement, we assumed the payment due date was October 9, 2024, and therefore, the price was calculated to be $37.66 per share. The person having voting and dispositive power over Gem is Christopher F. Brown. The business address of Gem is 9 West 57th Street, 49th Floor, New York, NY 10019.

(5)	J.V.B. Financial Group, LLC is a subsidiary of J.V.B. Financial Holdings, LLC which is owned by Cohen & Company, LLC, the operating entity for Cohen & Company Inc., which is controlled by its CEO, Lester Brafman. The person having voting and dispositive power over J.V.B. is Jerry Serowik. The address of the persons and entities listed above is 1825 NW Corporate Blvd, Suite 100, Boca Raton, FL 33431.

(6)	Includes 15% additional shares to account for the additional shares that may be owed to Perkins as a result of our changing stock price, since the number of shares issuable to Perkins under the applicable agreement is based upon the lower of: (i) the closing price reported by Nasdaq on the date immediately preceding the date of issuance; and (ii) the average closing price reported by Nasdaq for the five trading days immediately preceding the date of issuance. For purposes of this Registration Statement, we assumed the issuance date was October 9, 2024, and therefore, the price was calculated to be $37.66 per share. Perkins as an entity does not have an individual with the power to vote or dispose the securities on behalf of the firm, and no partner or employee of the firm has, or in the last three years has had, in its individual capacity, a material relationship with the Company. The address of Perkins is 1120 NW Couch Street, 10th Floor, Portland, OR 97209.

(7)	3,529 shares issued on September 6, 2024, pursuant to Addendum to engagement letters dated February 2, 2024 includes 1,200 shares previously registered in Amendment No.1 on February 5, 2024, of the registration statement initially filed on December 29, 2023. Byron Roth is the Chairman and Chief Executive Officer and Gordon Roth is the Chief Operating Officer and Chief Financial Officer of Roth Capital Partners, LLC. In these positions, both Mr. Byron Roth and Mr. Gordon Roth may be deemed to have voting and dispositive power over the shares held by this entity. The address of Roth is 888 San Clemente Dr Ste 400, Newport Beach, CA 92660.

(8)	Includes 15% additional shares to account for the additional shares that may be owed to Verista as a result of our changing stock price, since the number of shares issuable to Verista under the applicable agreement is based upon the quotient of $66,666 by the greater of: (i) the VWAP for the five trading days immediately preceding the “Deadline” (as defined in the agreement”); and (ii) the “Minimum Price” as defined under Nasdaq Rule 5635(d). For purposes of this Registration Statement, we assumed the Deadline was October 9, 2024, and therefore, the price was calculated to be $37.66 per share. The person having voting and dispositive power over Verista is Bruce Biegel. The address of Verista is 16001 Collins Avenue, Apt 3707, Sunny Isles Beach, FL 33160.

(9)	4,500 shares issued on October 15, 2024, pursuant to the Consulting Agreement by and between the Company and Hudson Global Ventures, LLC, dated September 26, 2024. The person having voting and dispositive power over Hudson is Seth Ahdoot. The address of Hudson is 1 Linden Place, Suite 210, Great Neck, NY 11021.

The Company may supplement this prospectus from time to time as required by the rules of the SEC to include certain information concerning the security ownership of the Selling Stockholders, the number of securities offered for resale and the position, office, or other material relationship which a Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates.

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PLAN OF DISTRIBUTION

Each Selling Securityholder and any of its donees, pledgees, assignees and successors-in-interest may, from time to time, sell, transfer, or otherwise dispose of any or all of its shares of Class A Common Stock covered hereby or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. A Selling Securityholder may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The aggregate proceeds to the Selling Stockholders from the sale of the Class A Common Stock offered by them will be the purchase price of the Class A Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Pre-Funded Warrants by payment of cash, however, we will receive the exercise price of the Pre-Funded Warrants.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We agreed to indemnify Yorkville and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Yorkville has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Yorkville specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Yorkville has represented to us that at no time prior to the date of the SEPA has Yorkville or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. Yorkville has agreed that during the term of the SEPA, neither Yorkville nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have agreed to keep this prospectus effective until the earliest of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Resale Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

In addition, if a short sale is deemed to be a stabilizing activity, then the Selling Stockholders will not be permitted to engage in a short sale of our Class A Common Stock. All of these limitations may affect the marketability of the shares.

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If a Selling Securityholder notifies us that it has a material arrangement with a broker-dealer for the resale of the Class A Common Stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the Selling Securityholder and the broker-dealer.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any member of the FINRA may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

This offering will terminate on the date that all shares of our Class A Common Stock offered by this prospectus have been sold by the Selling Stockholders.

There can be no assurance that the Selling Stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of any securities offered by this prospectus and any related prospectus supplement will be passed upon for us by Hunter Taubman Fischer & Li LLC, New York, New York.

EXPERTS

Marcum LLP (“Marcum”), an independent registered public accounting firm, audited our financial statements for the years ended December 31, 2024 and 2023 included in our Annual Report on Form 10-K for the year ended December 31, 2024, as set forth in their report included therein, which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, and is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Marcum’s report, given on their authority as experts in accounting and auditing.

CBIZ CPAs P.C., an independent registered public accounting firm (“CBIZ CPAs”), has audited ClearDoc, Inc.’s financial statements for the years ended December 31, 2023 and 2022, as set forth in their report. The office of CBIZ CPAs is located at 700 W 47th St., Ste. 1100 Kansas City, MO 64112. ClearDoc, Inc.’s financial statements are incorporated by reference in reliance on CBIZ CPAs’ report, given on their authority as experts in accounting and auditing.

Bush & Associates CPA LLC, an independent registered public accounting firm (“B&A”), has audited Vidello’s financial statements for the years ended March 31, 2024 and 2023, as set forth in their report. The office of B&A is located at 9555 S Eastern Ave., Suite 280, Las Vegas, NV 89123. Vidello’s financial statements are incorporated by reference in reliance on B&A’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A Common Stock offered by the Selling Stockholders pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the shares of Class A Common Stock covered by this prospectus, we refer you to the registration statement and the exhibits thereto. Statements contained in or incorporated by reference in this prospectus regarding the contents of any contract or other document referred to in those documents are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or other document. Each of these statements is qualified in all respects by this reference.

The SEC maintains a web site at www.sec.gov that contains reports, proxy, and information statements and other information regarding registrants that file electronically with the SEC.

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We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information, when filed, will be available on the website of the SEC referred to above. We also maintain a website at www.banzai.io. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained in, or accessible through, our website does not constitute part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We incorporate information into this prospectus by reference, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering under this prospectus:

●	our 2024 Annual Report, filed with the SEC on April 15, 2025;

●	our Quarterly Report for the quarter ended March 31, 2025, filed with the SEC on May 15, 2025;

●	our Quarterly Report for the quarter ended June 30, 2025, filed with the SEC on August 14, 2025;

●	our Quarterly Report for the quarter ended September 30, 2025, filed with the SEC on November 14, 2025;

●	our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 23, 2025, January 31, 2025, February 3, 2025, February 13, 2025, March 3, 2025, March 4, 2025, April 11, 2025, April 15, 2025, April 18, 2025, April 25, 2025, June 10, 2025, June 27, 2025, July 2, 2025, July 3, 2025, July 9, 2025, August 8, 2025, August 22, 2025, August 28, 2025, September 17, 2025, October 9, 2025, October 17, 2025, December 17, 2025 and January 15, 2026;

●	the description of our Common Stock set forth in the Annual Report on Form 10-K, filed with the SEC on April 15, 2025.

Information in the documents referred to above that are incorporated by reference in this prospectus and that were filed prior to the 1-for-10 reverse split of our Common Stock that was effective on July 8, 2025, do not reflect the effects of such reverse stock split.

Nothing in this prospectus shall be deemed to incorporate information furnished, but not filed, with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit.

Information in this prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

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You may request orally or in writing, and we will provide you with, a copy of these filings, at no cost, by calling us at (206) 414-1777 or by writing to us at the following address:

Banzai International, Inc.

435 Ericksen Ave., Suite 250

Bainbridge Island, Washington

These filings and reports can also be found on our website, located at www.banzai.io. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus or the registration statement of which it forms a part. You should not rely on any information on our website in making your decision to purchase our securities.

Up to 149,064 Shares of Class A Common Stock

227.927 shares of Class A Common Stock underlying Convertible Notes

Common Warrants to Purchase up to 189,689 shares of Class A Common Stock

Pre-Funded Warrants to Purchase up to 135,362 shares of Class A Common Stock

Up to 189,689 shares of Class A Common Stock underlying the Common Warrants

Up to 135,362 shares of Class A Common Stock underlying the Pre-Funded Warrants

Banzai International, Inc.

PRELIMINARY PROSPECTUS

February 3, 2026

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except the U.S. Securities and Exchange Commission registration fee.

U.S. Securities and Exchange Commission registration fee		$2,938.29
Legal Fees and Expenses	$	*
Accounting Fees and Expenses	$	*
Miscellaneous Expenses	$	*
Total Expenses	$	*

* To be provided by a prospectus supplement or as an exhibit to a current report on Form 8-K that is incorporated by reference into this prospectus. Estimated solely for this item. Actual expenses may vary.

Item 15. Indemnification of Directors and Officers.

Our Charter provides that all of our directors, officers, employees, and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees, and agents is set forth below.

Section 145. Indemnification of officers, directors, employees, and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

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(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our Charter provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our Charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Charter, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Charter limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Charter also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Charter will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which will be conferred by our Charter is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Charter or otherwise.

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The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Charter may have or hereafter acquire under law, our Charter, our Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Charter affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Charter also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Charter.

Our Bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our Charter. In addition, our Bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our Bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust, or other enterprise against any expense, liability, or loss, whether or not we would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Any repeal or amendment of provisions of our Bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

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Item 16. Exhibits.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Exchange Act, as indicated in parentheses:

EXHIBIT INDEX

Exhibit No.	Description

1.1	At The Market Offering Agreement, dated August 27, 2025, by and between Banzai International, Inc. and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed on August 28, 2025).

2.1+	Agreement and Plan of Merger, dated December 8, 2022, by and among Banzai, 7GC, First Merger Sub and Second Merger Sub (incorporated by reference to Annex A-1 to the Registration Statement on Form S-4 filed on August 31, 2023).

2.2	Amendment to Agreement and Plan of Merger, dated August 4, 2023, by and among the Company and 7GC (incorporated by reference to Annex A-2 to the Registration Statement on Form S-4 filed on August 31, 2023).

3.1	Second Amended and Restated Certificate of Incorporation of the Company, dated December 14, 2023. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on December 20, 2023).

3.2	Second Amended and Restated Bylaws of the Company, dated December 14, 2023 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on December 20, 2023).

3.3	Amendment to Second Amended and Restated Certificate of Incorporation of the Company, dated September 11, 2024. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on September 16, 2024).

3.4	Fourth Amended and Restated Bylaws (6)

4.1	Specimen Class A Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on December 20, 2023).

4.2	Specimen Class B Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on December 20, 2023).

4.3	Specimen Warrant Certificate of the Company (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed on December 20, 2023).

4.4	Warrant Agreement, dated December 22, 2020, by and between 7GC and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

4.5	Amended and Restated Convertible Promissory Note, by and among Banzai and CP BF Lending, LLC (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

4.6	Subordinated Promissory Note, dated December 13, 2023, issued by the Company to Alco Investment Company (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed on December 20, 2023).

4.7	Warrant to Purchase Shares of Common Stock of Banzai International, Inc., dated December 15, 2023, issued by the Company to GEM Yield Bahamas Limited (incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K filed on December 20, 2023).

4.8	Promissory Note, dated as of December 14, 2023, issued by Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) to YA II PN, LTD. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on December 18, 2023).

4.9	Promissory Note, dated as of February 5, 2024, issued by Banzai International, Inc. to YA II PN, LTD (incorporated by reference to Exhibit 4.11 to the Registration Statement on Form S-1 filed on February 5, 2024).

4.10	Promissory Note, dated as of March 26, 2024, issued by Banzai International, Inc. to YA II PN, LTD (incorporated by reference to Exhibit 4.10 to the Annual Report on Form 10-K filed on April 1, 2024).

4.11	Debt Repayment Agreement, dated as of May 3, 2024, by and among the Company and Yorkville (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed on May 16, 2024).

4.12	Amended and Restated Debt Repayment Agreement, dated as of May 22, 2024, by and between the Company and Yorkville. (1)

4.13	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 28, 2024).

4.14	Secured Convertible Promissory Note dated as of September 23, 2024(2)

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Exhibit No.	Description

4.15	Form of Common Warrant (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on May 28, 2024)

4.16	Form of Common Warrant(2)

4.17	Form of Pre-Funded Warrant(2)

4.21	Subordinated Promissory Note, dated as of August 30, 2023, by and between Banzai International, Inc., Alco Investment Company and CP BF Lending, LLC. (1)

4.22	Amendment No. 3 to August 30, 2023 Subordinated Promissory Note. (1)

4.23	Subordinated Promissory Note, dated as of November 16, 2023, by and between Banzai International, Inc., Alco Investment Company and CP BF Lending, LLC. (1)

4.24	Amendment No. 4 to November 16, 2023 Subordinated Promissory Note. (1)

4.25	Form of Senior Secured Convertible Note issued on June 30, 2025 (3)

4.26	Form of Warrant issued on June 30, 2025 (3)

4.27	Form of Pre-Funded Warrant. (5)

4.26	Form of Series A Warrant. (5)

4.27	Form of Series B Warrant. (5)

4.28	Form of Placement Agent Warrant. (5)

4.29	Form of Senior Secured Convertible Note (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on July 3, 2025).

4.30	Form of Warrant (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on July 3, 2025).

4.31	Form of Additional Note (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed on August 22, 2025).

4.32	Form of Additional Warrant (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-k filed on August 22, 2025).

5.1	Opinion of Hunter Taubman Fischer & Li LLC*.

10.1	Letter Agreement, dated December 22, 2020, by and among 7GC, its officers, its directors and the Sponsor (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

10.2	Private Placement Warrants Purchase Agreement, dated December 22, 2020, by and between 7GC and the Sponsor (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

10.3	Amended and Restated Registration Rights Agreement, dated December 14, 2023, by and among the Company, the Sponsor, certain stockholders of the Company (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on December 20, 2023).

10.4	Form of Lock-Up Agreement, by and between the Company and certain stockholders and executives of Legacy Banzai (incorporated by reference to Annex D to the Registration Statement on Form S-4 filed on August 31, 2023).

10.5	Banzai International, Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 filed on March 25, 2024).

10.6	Banzai International, Inc. 2023 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 filed on March 25, 2024).

10.7	Loan Agreement, dated February 19, 2021, by and among the Company, Joseph P. Davy as an Individual Guarantor, Demio, Inc., as an Individual Guarantor and CP BF Lending, LLC, as Lender (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

10.8	Forbearance Agreement, dated August 24, 2023, by and among the Company, the guarantors party to the Loan Agreement (as defined therein), and CP BF Lending, LLC (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

10.9	Promissory Note, dated October 3, 2023, issued by 7GC to the Sponsor (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by 7GC on October 4, 2023).

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Exhibit No.	Description

10.10	Standby Equity Purchase Agreement, dated as of December 14, 2023, by and among Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.), YA II PN, LTD., and Banzai Operating Co LLC (f/k/a Banzai International, Inc.) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 18, 2023).

10.11	Registration Rights Agreement, dated as of December 14, 2023, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and YA II PN, LTD. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on December 18, 2023).

10.12	Share Transfer Agreement, dated December 13, 2023, by and among the Company, the Sponsor and Alco Investment Company (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on December 20, 2023).

10.13	Form of Indemnification Agreement by and between the Company and its directors and officers (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed on December 20, 2023).

10.14	Amendment to Fee Reduction Agreement, dated December 28, 2023, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and Cantor Fitzgerald (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-1 filed on February 5, 2024).

10.15	Settlement Agreement, dated February 5, 2024, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.), GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-1 filed on February 5, 2024).

10.16	Unsecured Promissory Note, dated February 5, 2024, issued by the Company to GEM Global Yield LLC SCS (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on February 8, 2024).

10.17	Supplemental Agreement, dated February 5, 2024, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and YA II PN, LTD (incorporated by reference to Exhibit 10.29 to the Registration Statement on Form S-1 filed on February 5, 2024).

10.18	Addendum to Letter Agreements, dated February 5, 2024, by and between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and Roth Capital Partners, LLC (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1 filed on February 5, 2024).

10.19	Amended and Restated Repayment Agreement with J.V.B Financial Group, LLC(2)

10.20	Investor Relations Consulting Agreement with MZHCI, LLC(2)

10.21	Side Letter to the Loan Agreement with CP BF Lending, LLC (2)

10.22	Repayment Agreement with Perkins Coie LLP(2)

10.23	Floor Price Adjustment Agreement with Yorkville Advisors(2)

10.24	Repayment Agreement with Cooley LLP(2)

10.25	Settlement Letter with CohnReznick LLP(2)

10.26	Repayment Agreement with Sidley Austin LLP(2)

10.27	Repayment Agreement with Donnelley Financial LLC(2)

10.28	Securities Purchase Agreement with Alco Investment Company (2)

10.29	Securities Purchase Agreement with CP BF Lending, LLC(2)

10.30	Repayment Agreement with Verista Partners, Inc. (2)

10.31	Second Amendment to Loan Agreement by and among the Company, Demio Holding Inc., Banzai Operating Co. LLC and CP BF Lending, LLC, as Lender dated as of September 23, 2024(2)

10.32	Form of Registration Rights Agreement between the Company and Alco (2)

10.33	Form of Lock-Up Agreement dated September 23, 2024(2)

10.34	Form of Registration Rights Agreement between the Company and CP BF(2)

10.35	Consulting Agreement dated as of September 26, 2024, by and between the Company and Hudson Global Ventures, LLC (incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on October 16, 2024).

10.36	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 10, 2024).

10.37	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on December 10, 2024).

10.38	Voting and Support Agreement, dated December 10, 2024, by and between Joseph P. Davy and Banzai International Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on December 10, 2024).

10.39	Form of Lock-Up Agreement (incorporated by reference to exhibit 10.1 to the Current Report on Form 8-K filed on December 20, 2024).

10.40	Form of Pre-Funded Warrant (incorporated by reference to exhibit 10.2 to the Current Report on Form 8-K filed on December 20, 2024).

10.41	Voting and Support Agreement, dated December 19, 2024, by and between Banzai International Inc., and Joseph P. Davy (incorporated by reference to exhibit 10.3 to the Current Report on Form 8-K filed on December 20, 2024)

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Exhibit No.	Description

10.42	Closing Letter Agreement, dated January 24, 2025, by and among Banzai International, Inc., Vidello Limited, and certain shareholders of Vidello Limited (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on January 31, 2025).

10.43	Form of Convertible Promissory Note (incorporated by reference to exhibit 10.1 to the Current Report on Form 8-K filed on February 3, 2025).

10.44	Form of Subscription Booklet (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 23, 2025).

10.45	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on January 23, 2025).

10.47	Form of Share Consideration Escrow Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on January 23, 2025).

10.48	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on January 23, 2025).

10.49	Employment Offer Letter, by and between Banzai International, Inc. and Dean Ditto, effective July 2, 2025 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 9, 2025).

10.50	Form of Securities Purchase Agreement dated June 27, 2025 (3)

10.51	Form of Registration Rights Agreement dated June 27, 2025 (3)

10.52	Form of Leak-Out Agreement dated June 27, 2025 (3)

10.53	Form of Securities Purchase Agreement (5)

10.54	Form of Registration Rights Agreement (5)

10.55	Exchange Agreement (6)

10.56	Forbearance Agreement (6)

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed on April 1, 2024).

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Exhibit No.	Description

23.1	Consent of Marcum LLP, independent registered public accounting firm for Legacy Banzai and the Company*.

23.2	Consent of Bush & Associates CPA LLC, independent registered public accounting firm for Vidello*

23.3	Consent of CBIZ CPAs P.C., independent registered public accounting firm for ClearDoc*

23.4	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.1).

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107	Filing Fee Table*

*	Filed herewith.
(1)	Incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on September 20, 2024.
(2)	Incorporated by reference to the Current Report on Form 8-K filed with the SEC on September 25, 2024
(3)	Incorporated by reference to the Current Report on Form 8-K filed with the SEC on July 3, 2025
(4)	Reserved
(5)	Incorporated by reference to the Current Report on Form 8-K filed with the SEC on September 27, 2024
(6)	Incorporated by reference to the Current Report on Form 8-K filed with the SEC on December 17, 2025.

+	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

#	Indicates management contract or compensatory plan or arrangement.

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Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than a payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Bainbridge Island, State of Washington, on February 3, 2026.

BANZAI INTERNATIONAL, INC.

/s/ Joseph Davy
Name:	Joseph Davy
Title:	Chief Executive Officer (Principal Executive Officer)

BANZAI INTERNATIONAL, INC.

/s/ Dean Ditto
Name:	Dean Ditto
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph Davy	Chief Executive Officer and Director	February 3, 2026
Joseph Davy	(Principal Executive Officer)

/s/ Dean Ditto	Chief Financial Officer	February 3, 2026
Dean Ditto	(Principal Financial Officer and Principal
Accounting Officer)

/s/ Paula Boggs	Director	February 3, 2026
Paula Boggs

/s/ Kent Schofield	Director	February 3, 2026
Kent Schofield

/Jack Leeney	Director	February 3, 2026
Jack Leeney

/s/ Mason Ward	Director	February 3, 2026
Mason Ward

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